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                                  EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                            For the Three Months
                                                                Ended March 31
                                                            --------------------
Millions of dollars                                               1999      1998
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    ........................................................
Earnings (loss) from operations ............................      $  7      $ 18
Provision for income taxes .................................        10        79
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         Earnings (loss) subtotal ..........................        17        97
Fixed charges included in earnings:
   Interest expense ........................................      $ 45      $ 41
   Distribution on convertible preferred securities ........         8         8
   Interest portion of rentals .............................         5         6
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         Fixed charges subtotal ............................        58        55
Earnings from operations
   available before fixed charges ..........................      $ 75      $152
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Fixed charges:
   Fixed charges included in earnings ......................      $ 58      $ 55
   Capitalized interest ....................................         5         8
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         Total fixed charges ...............................      $ 63      $ 63
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Ratio of earnings from operations
   to fixed charges ........................................       1.2       2.4
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